Exhibit (c) (10)

DRAFT -CONFIDENTIAL SUBJECT TO REVISION Project Fusion January 2022 Imperial Capital's View of Potential Houlihan Lokey and Special Committee Valuation DRAFT CONFIDENTIAL SUBJECT TO REVISION

DRAFT -CONFIDENTIAL SUBJECT TO REVISION Imperial's View on Valuation Analysis 2 Implied Share Price Range -Using Current ModusLinkIOI ($70 MM)Current STCN Share Price 1.53 Valuation Date 12/31/2021 ($US in millions, except for share price) Low Midpoint High Implied TEV - IWCO 348.1 $359.7 $372.3 $Less: IWCO ST + LT Debt 361.3 361.3 361.3 Remaining Equity Value - $- $11.0 $Implied TEV - ModusLink 70.0 70.0 70.0 Less: ModusLink ST + LT Debt - - - Remaining Equity Value 70.0 $70.0 $70.0 $Less: STCN Conv. Note + LT Debt 14.9 14.9 14.9 Less: STCN Preferred Stock 35.2 35.2 35.2 Plus: Existing STCN Cash Balance 12.7 12.7 12.7 Plus: Excess Cash at ModusLink 25.0 25.0 25.0 Plus: Potential Seller Calculation of NOLs 39.7 39.7 39.7 Equity Value Range 97.4 $97.4 $108.3 $Shares Outstanding 60.4 60.4 60.4 Implied Share Price Range 1.61 $1.61 $1.79 $ Note: Assumes 2.35% growth rate for both ModusLinkand IWCO, consistent with St. Louis Fed 30-year inflation forecast

DRAFT – CONFIDENTIAL
SUBJECT TO REVISION

Imperial's View on Valuation Analysis

STEEL CONNECT

Implied Share Price Range – *Using Operating Company Management Projections*

Current STCN Share Price	*1.53*
Valuation Date	*12/31/2021*

($US in millions, except for share price)	Low	Midpoint	High
Implied TEV - IWCO	$ 348.1	$ 359.7	$ 372.3
Less: IWCO ST + LT Debt	361.3	361.3	361.3
Remaining Equity Value	**$ -**	**$ -**	**$ 11.0**
Implied TEV - ModusLink	117.6	122.3	127.5
Less: ModusLink ST + LT Debt	-	-	-
Remaining Equity Value	**$ 117.6**	**$ 122.3**	**$ 127.5**
Less: STCN Conv. Note + LT Debt	14.9	14.9	14.9
Less: STCN Preferred Stock	35.2	35.2	35.2
Plus: Existing STCN Cash Balance	12.7	12.7	12.7
Plus: Excess Cash at ModusLink	25.0	25.0	25.0
Plus: Potential Seller Calculation of NOLs	39.7	39.7	39.7
Equity Value Range	**$ 144.9**	**$ 149.6**	**$ 165.9**
Shares Outstanding	60.4	60.4	60.4
Implied Share Price Range	**$ 2.40**	**$ 2.48**	**$ 2.75**
+/- from Current ModusLink IOI	***+$0.79***	***+$0.87***	***+$0.95***

Imperial Capital *Note: Assumes 2.35% growth rate for both ModusLink and IWCO, consistent with St. Louis Fed 30-year inflation forecast*

3

DRAFT -CONFIDENTIAL SUBJECT TO REVISION Imperial's View on Valuation Analysis 4 Implied Share Price Range -IllustrativeSensitivityLow Midpoint High $70 MM (Current IOI) $1.61 $1.61 $1.79 Incremental Value - - - $80 MM $1.78 $1.78 $1.96 Incremental Value +$0.17 +$0.17 +$0.17 $90 MM $1.94 $1.94 $2.12 Incremental Value +$0.33 +$0.33 +$0.33 $100 MM $2.11 $2.11 $2.29 Incremental Value +$0.50 +$0.50 +$0.50 Mgmt. Projections $2.40 $2.48 $2.75 Incremental Value +$0.79 +$0.87 +$0.95 Illustrative ModusLink TEV Share Price Range Note: IncrementalValuedenotesdifferencefromshare prices calculated from Current ModusLinkIOI.